Exhibit 99.1

NEWS CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL 2016

FISCAL 2016 THIRD QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues of $1.9 billion compared to $2.0 billion in the prior year

•	Total Segment EBITDA of $158 million excluding a one-time settlement charge of $280 million; Reported Total Segment EBITDA was ($122) million (which includes the settlement charge)

•	Loss from continuing operations of $128 million, which includes the settlement charge, net of tax, compared to income from continuing operations of $56 million in the prior year

•	Adjusted EPS were $0.04 compared to $0.09 in the prior year – Reported EPS from continuing operations were ($0.26) compared to $0.08 in the prior year

•	Completed the acquisition of iProperty, bolstering the Digital Real Estate Services segment

•	Realtor.com® achieved record traffic with 50 million average monthly unique users this quarter, up 30% versus the prior year, driving robust revenue growth

NEW YORK, NY – May 5, 2016 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended March 31, 2016.

Commenting on the results, Chief Executive Robert Thomson said:

“The third quarter results were materially affected by a $280 million pre-tax charge at News America Marketing to resolve a legacy lawsuit and related claims, and continued currency headwinds, which impacted revenues by $72 million and EBITDA by $9 million. Excluding those and other items, revenues and EBITDA declined 5% and 8%, respectively, which was still disappointing. We believe, however, that the company is on track to see improvements in the fourth quarter, with the expansion of our digital real estate business, foreign currency comparisons hopefully beginning to ease, and cost saving initiatives taking firmer root.

Our pursuit of digital growth continues apace and we enhanced our status as the world’s largest digital property company with REA’s completion of the iProperty acquisition in Southeast Asia. Meanwhile, traffic and revenue growth remained robust at REA and realtor.com®. We are particularly focused on driving mobile revenue growth, and are pleased with the results at realtor.com®, where the mobile audience grew close to 50% this quarter, and now represents 60% of page views and the majority of leads.

Despite the difficult conditions for advertising, we saw both Dow Jones and News Corp Australia contributing to Segment EBITDA growth, thanks to an increase in paid digital subscribers, digital advertising growth and ongoing cost reduction to improve efficiency. While we believe in the strength of our print properties, we are also investing energetically in the rapid pursuit of digital which is clearly evident in the transition at Dow Jones. At Dow Jones this quarter, digital accounted for more than 50% of total revenues for the first time, and digital-only subscribers at the Wall Street Journal grew to 893,000, representing nearly 45% of the base. We are building a strong digital platform on top of the WSJ print circulation which today is double the size of its nearest competitor.

With the advertising market in the midst of upheaval, advertisers and agencies are experimenting with their spend. We believe that premium mastheads and audiences are currently undervalued by agencies, some of which are more focused on fashion than function. With Silicon Valley’s demand for quality content more voracious than ever, and advertisers seeking greater digital accountability, we believe News Corp is ideally positioned to capitalize on these macro-trends through the power of its global mastheads and large and growing premium audiences.”

THIRD QUARTER RESULTS FROM CONTINUING OPERATIONS

The Company reported fiscal 2016 third quarter total revenues of $1.9 billion, a 7% decline as compared to prior year third quarter revenues of $2.0 billion. The decline in total reported revenues includes a negative impact from foreign currency fluctuations of $72 million. Adjusted revenues (which excludes the foreign currency impact and acquisitions as defined in Note 1) declined 5% compared to the prior year, as growth in the Digital Real Estate Services segment was more than offset by lower advertising revenues at the News and Information Services segment, driven primarily by a decline at News America Marketing, and lower consumer revenues at the Book Publishing segment.

The Company reported third quarter Total Segment EBITDA of ($122) million as compared to $184 million in the prior year. Negative foreign currency fluctuations reduced Total Segment EBITDA by $9 million as compared to the prior year. Fiscal 2016 third quarter Total Segment EBITDA includes a one-time pre-tax charge of $280 million for the settlement of litigation and related claims at News America Marketing. Excluding the settlement charge, third quarter Total Segment EBITDA would have been $158 million.

Adjusted Total Segment EBITDA (as defined in Note 1), which also excludes the impact of the settlement charge noted above as well as the other items described in Note 1, declined 8%, compared to the prior year, as strength at the Cable Network Programming segment was more than offset by the declines at the News and Information Services segment, driven primarily by the decline at News America Marketing, and the decrease at the Book Publishing segment. Higher legal expenses at Move, Inc. (“Move”), as well as transaction costs related to the acquisition of iProperty Group Limited (“iProperty”), also contributed to the decline.

(Loss) income from continuing operations was ($128) million for the quarter as compared to $56 million in the prior year due to lower Total Segment EBITDA and higher restructuring charges. Reported results include the News America Marketing settlement charge of $280 million and a related tax benefit of $107 million as well as a non-taxable gain of $29 million resulting from REA Group’s acquisition of iProperty and the corresponding revaluation of its previously held equity interest.

(Loss) income per share from continuing operations available to News Corporation stockholders was ($0.26) for the quarter as compared to $0.08 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.04 compared to $0.09 in the prior year.

SEGMENT REVIEW

	For the three months ended			For the nine months ended
	March 31,			March 31,
	2016	2015	% Change	2016	2015	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)

Revenues:
News and Information Services	$1,231	$1,353	(9)%	$3,921	$4,327	(9)%
Book Publishing	358	402	(11)%	1,213	1,277	(5)%
Digital Real Estate Services	194	170	14%	593	436	36%
Cable Network Programming	107	116	(8)%	337	367	(8)%
Other	1	—	**	2	—	**

Total Revenues	$1,891	$2,041	(7)%	$6,066	$6,407	(5)%

Segment EBITDA:
News and Information Services(a)	$(187)	$113	**	$54	$434	(88)%
Book Publishing	36	56	(36)%	135	188	(28)%
Digital Real Estate Services(b)	39	42	(7)%	169	156	8%
Cable Network Programming	34	27	26%	101	113	(11)%
Other(c)	(44)	(54)	19%	(136)	(161)	16%

Total Segment EBITDA	$(122)	$184	**	$323	$730	(56)%

** - Not meaningful

(a)	News and Information Services Segment EBITDA for the three and nine months ended March 31, 2016 includes a one-time pre-tax charge of $280 million for the settlement of litigation and related claims at News America Marketing. Excluding the settlement charge, Segment EBITDA for the three and nine months ended March 31, 2016 would have been $93 million and $334 million, respectively. News and Information Services Segment EBITDA for the nine months ended March 31, 2016 also includes transaction costs of $5 million related to the acquisition of Unruly Holdings Limited.
(b)	Digital Real Estate Services Segment EBITDA for the three and nine months ended March 31, 2016 includes transaction costs of $7 million related to the acquisition of iProperty. Digital Real Estate Services Segment EBITDA for the three and nine months ended March 31, 2015 includes transaction costs of $1 million and $19 million, respectively, related to the acquisition of Move.
(c)	Other Segment EBITDA for the three and nine months ended March 31, 2016 includes fees and costs, net of indemnification, related to the U.K. Newspaper Matters of $3 million and $15 million, respectively. Other Segment EBITDA for the three and nine months ended March 31, 2015 includes fees and costs, net of indemnification, related to the U.K. Newspaper Matters of $15 million and $42 million, respectively.

News and Information Services

Revenues for the third quarter of fiscal 2016 decreased $122 million, or 9%, compared to the prior year. Adjusted segment revenues declined 6% compared to the prior year.

Total segment advertising revenues declined 15%, or 11% excluding the impact of $23 million from negative foreign currency fluctuations, primarily due to lower free standing insert revenues at News America Marketing and weakness in print advertising, partially offset by growth in digital advertising revenues. Circulation and subscription revenues declined 4%, and would have been flat excluding the impact of $19 million from negative foreign currency fluctuations, as growth in paid digital subscribers at The Wall Street Journal and in Australia, higher subscription pricing and selected cover price increases in the U.K. and Australia offset print volume declines and the impact from the change in the digital strategy at The Sun.

At Dow Jones, the Company saw stable performance at the professional information business. In the third quarter, Dow Jones’ digital revenues represented more than 50% of total revenues and approximately one-third of advertising revenues.

Segment EBITDA for the third quarter of fiscal 2016 was ($187) million as compared to $113 million in the prior year. Fiscal 2016 third quarter Segment EBITDA includes a one-time pre-tax charge of $280 million for the settlement of litigation and related claims at News America Marketing. Excluding the settlement charge, third quarter Segment EBITDA would have been $93 million, a decline of 18% compared to the prior year. The decline in Segment EBITDA is also due to lower revenues and higher promotion and marketing costs in the U.K. The decline was partially offset by growth at Dow Jones and in Australia driven by lower operating expenses, reflecting lower variable costs due to ongoing cost initiatives and volume declines. Adjusted Segment EBITDA decreased 11%.

Book Publishing

Revenues in the quarter decreased $44 million, or 11%, compared to the prior year, due to lower revenues from American Sniper by Chris Kyle and the Divergent series by Veronica Roth, lower e-book sales and negative foreign currency fluctuations. Digital sales represented 21% of consumer revenues for the quarter. Segment EBITDA for the quarter decreased $20 million, or 36%, from the prior year, primarily due to the factors noted above, partially offset by cost savings initiatives.

Digital Real Estate Services

Revenues in the quarter increased $24 million, or 14%, compared to the prior year, primarily driven by continued growth at REA Group Limited (“REA Group”) and Move. Segment EBITDA in the quarter decreased $3 million, or 7%, compared to the prior year, primarily due to $11 million of higher legal expenses at Move, $7 million of transaction costs related to the acquisition of iProperty and negative foreign currency fluctuations.

Adjusted revenues increased 18% compared to the prior year. Adjusted Segment EBITDA, which includes the higher legal expenses noted above, increased 23% compared to the prior year.

In the third quarter, revenues at REA Group increased 9%, or 20% excluding $10 million of negative foreign currency fluctuations, due to greater residential listing depth product penetration, partially offset by the timing of an earlier Easter compared to the prior year. Move’s revenues increased 20%, primarily due to the continued strength in its Connection for Co-Brokerage product and non-listing Media revenues. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the quarter grew 30% year-over-year to 50 million; traffic in April grew 25% year-over-year to 55 million monthly unique users.

Cable Network Programming

In the third quarter of fiscal 2016, revenues decreased $9 million, or 8%, compared to the prior year. Adjusted revenues were flat, primarily due to higher affiliate revenues offsetting lower advertising revenues driven by the absence of the Asian Cup and Cricket World Cup. Segment EBITDA in the quarter increased $7 million, or 26%, compared with the prior year. Adjusted Segment EBITDA increased 33%, primarily due to lower programming rights costs. Negative foreign currency fluctuations reduced reported revenues and Segment EBITDA for the third quarter of fiscal 2016 by $9 million and $2 million, respectively, as compared to the prior year.

Other

Segment EBITDA in the quarter improved by $10 million compared to the prior year, primarily due to lower fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”).

The net expense related to the U.K. Newspaper Matters was $3 million for the three months ended March 31, 2016 as compared to $15 million for the three months ended March 31, 2015.

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

Quarterly equity earnings from affiliates were $2 million compared to $7 million in the prior year.

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2016	2015	2016	2015
	(in millions)		(in millions)

Foxtel(a)	$4	$8	$26	$48
Other equity affiliates, net	(2)	(1)	(1)	—

Total equity earnings of affiliates	$2	$7	$25	$48

(a)	The Company amortized $12 million and $37 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three and nine months ended March 31, 2016, respectively, and $14 million and $44 million in the corresponding periods of fiscal 2015, respectively. Such amortization is reflected in Equity earnings of affiliates in the Statements of Operations.

On a U.S. GAAP basis, Foxtel revenues, for the three months ended March 31, 2016, decreased $42 million to $578 million from $620 million in the prior year period. In local currency, Foxtel revenues increased 2% due to higher subscribers. Foxtel EBITDA decreased $19 million to $144 million from $163 million in the prior year. In local currency, Foxtel EBITDA declined 4% due to increased subscriber acquisition costs related to higher gross adds in the quarter, increases in programming costs, as well as continued investment in Presto.

Foxtel’s total closing subscribers were approximately 2.9 million as of March 31, 2016, with year-over-year growth driven by cable and satellite subscribers, which increased approximately 6% compared to the prior year period, and higher Presto subscribers. In the quarter, cable and satellite churn increased to 14.3% from 10.9% in the prior year due to some customer departures following the introduction of no-contract offers in the first half of fiscal 2016. Fiscal 2016 year-to-date churn was relatively flat compared to the prior year.

Foxtel operating income for the three months ended March 31, 2016 and 2015 was $85 million and $88 million, respectively, after depreciation and amortization of $59 million and $75 million, respectively. Operating income decreased as a result of the factors noted above and negative foreign currency fluctuations, partially offset by lower depreciation expense resulting from the increase in the useful lives of cable and satellite installations.

Foxtel’s net income of $32 million decreased from $44 million in the prior year period as a result of lower operating income as noted above.

FREE CASH FLOW AVAILABLE TO NEWS CORPORATION

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by continuing operating activities, less capital expenditures, and REA Group free cash flow, plus cash dividends received from REA Group.

Free cash flow available to News Corporation excludes cash flows from discontinued operations.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash generated by the business after capital expenditures, which can then be used for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, strengthening the Company’s balance sheet, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

The following table presents a reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation:

	For the nine months ended March 31,
	2016	2015
	(in millions)

Net cash provided by continuing operating activities	$589	$826
Less: Capital expenditures	(180)	(218)

	409	608
Less: REA Group free cash flow	(92)	(88)
Plus: Cash dividends received from REA Group	45	45

Free cash flow available to News Corporation	$362	$565

Free cash flow available to News Corporation in the nine months ended March 31, 2016 was $362 million compared to $565 million in the prior year period. The decrease was primarily due to lower Total Segment EBITDA, higher restructuring payments of $43 million, lower dividends received of $38 million, which includes the absence of dividends received from cost method investments of $20 million during the nine months ended March 31, 2015, as well as payments related to the News America Marketing claim settlement of approximately $20 million during the nine months ended March 31, 2016. The decline was partially offset by lower capital expenditures due to the absence of costs related to the relocation of the Company’s U.K. operations to a new site in London in fiscal 2015.

The difference in free cash flow available to News Corporation above includes a negative impact from foreign currency fluctuations of approximately $40 million, or 7%, for the nine months ended March 31, 2016.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted revenues, Adjusted Total Segment EBITDA, Total Segment EBITDA, Adjusted net income available to News Corporation stockholders, Adjusted EPS and Free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of Net cash provided by continuing operating activities to Free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00pm EDT on May 5, 2016. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2016	2015	2016	2015

Revenues:
Advertising	$816	$904	$2,672	$2,862
Circulation and Subscription	615	638	1,875	1,954
Consumer	343	385	1,164	1,223
Other	117	114	355	368

Total Revenues	1,891	2,041	6,066	6,407

Operating expenses	(1,084)	(1,204)	(3,476)	(3,737)
Selling, general and administrative	(649)	(653)	(1,987)	(1,940)
NAM Group settlement charge	(280)	—	(280)	—
Depreciation and amortization	(126)	(124)	(370)	(375)
Restructuring charges	(24)	(10)	(63)	(31)
Equity earnings of affiliates	2	7	25	48
Interest, net	11	12	34	42
Other, net	33	12	32	70

(Loss) income from continuing operations before income tax benefit (expense)	(226)	81	(19)	484
Income tax benefit (expense)	98	(25)	140	(137)

(Loss) income from continuing operations	(128)	56	121	347
(Loss) income from discontinued operations, net of tax	(2)	(22)	20	(62)

Net (loss) income	(130)	34	141	285
Less: Net income attributable to noncontrolling interests	(19)	(11)	(52)	(54)

Net (loss) income attributable to News Corporation stockholders	$(149)	$23	$89	$231

Less: Adjustments to Net (loss) income attributable to News Corporation stockholders – Redeemable preferred stock dividends	—	—	(1)	(1)

Net (loss) income available to News Corporation stockholders	$(149)	$23	$88	$230

Weighted average shares outstanding:
Basic	580	582	581	581
Diluted	580	583	583	582

(Loss) income from continuing operations available to News Corporation stockholders per share - basic and diluted	$(0.26)	$0.08	$0.12	$0.51
(Loss) income from discontinued operations available to News Corporation stockholders per share - basic and diluted	$—	$(0.04)	$0.03	$(0.11)

Net (loss) income available to News Corporation stockholders per share - basic and diluted	$(0.26)	$0.04	$0.15	$0.40

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of March 31, 2016	As of June 30, 2015
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,972	$1,951
Receivables, net	1,254	1,283
Other current assets	679	780

Total current assets	3,905	4,014

Non-current assets:
Investments	2,264	2,379
Property, plant and equipment, net	2,499	2,690
Intangible assets, net	2,229	2,203
Goodwill	3,681	3,063
Deferred income tax assets	666	219
Other non-current assets	472	467

Total assets	$15,716	$15,035

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$227	$238
Accrued expenses	1,439	1,125
Deferred revenue	378	346
Other current liabilities	604	401

Total current liabilities	2,648	2,110

Non-current liabilities:
Borrowings	369	—
Retirement benefit obligations	281	305
Deferred income tax liabilities	200	166
Other non-current liabilities	353	318

Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,425	12,433
Retained earnings	60	88
Accumulated other comprehensive loss	(845)	(582)

Total News Corporation stockholders’ equity	11,646	11,945
Noncontrolling interests	199	171

Total equity	11,845	12,116

Total liabilities and equity	$15,716	$15,035

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the nine months ended
	March 31,
	2016	2015

Operating activities:
Net income	$141	$285
Less: Income (loss) from discontinued operations, net of tax	20	(62)

Income from continuing operations	121	347

Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	370	375
Equity earnings of affiliates	(25)	(48)
Cash distribution received from affiliates	31	69
Other, net	(32)	(70)
Deferred income taxes and taxes payable	(217)	61
Changes in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(12)	51
Inventories, net	(37)	(43)
Accounts payable and other liabilities	414	102
Pension and postretirement benefit plans	(24)	(18)

Net cash provided by operating activities from continuing operations	589	826

Investing activities:
Capital expenditures	(180)	(218)
Acquisitions, net of cash acquired	(486)	(1,188)
Investments in equity affiliates and other	(62)	(257)
Proceeds from dispositions	4	134
Other	21	16

Net cash used in investing activities from continuing operations	(703)	(1,513)

Financing activities:
Borrowings	342	—
Repayment of borrowings acquired in the Move acquisition	—	(129)
Repurchase of shares	(41)	—
Dividends paid	(88)	(29)
Other, net	(9)	(2)

Net cash provided by (used in) financing activities from continuing operations	204	(160)

Net increase (decrease) in cash and cash equivalents from continuing operations	90	(847)
Net decrease in cash and cash equivalents from discontinued operations	(51)	(174)
Cash and cash equivalents, beginning of period	1,951	3,145
Exchange movement on opening cash balance	(18)	(97)

Cash and cash equivalents, end of period	$1,972	$2,027

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters, the NAM Group settlement charge and foreign currency fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and nine months ended March 31, 2016 and 2015.

	Revenues			Total Segment EBITDA
	For the three months ended March 31,			For the three months ended March 31,
	2016	2015	Difference	2016	2015	Difference
	(in millions)			(in millions)

As reported	$1,891	$2,041	$(150)	$(122)	$184	$(306)

Impact of acquisitions	(21)	—	(21)	15	1	14

Impact of foreign currency fluctuations	72	—	72	9	—	9

Net impact of U.K. Newspaper Matters	—	—	—	3	15	(12)

NAM Group settlement charge	—	—	—	280	—	280

As adjusted	$1,942	$2,041	$(99)	$185	$200	$(15)

	Revenues			Total Segment EBITDA
	For the nine months ended March 31,			For the nine months ended March 31,
	2016	2015	Difference	2016	2015	Difference
	(in millions)			(in millions)

As reported	$6,066	$6,407	$(341)	$323	$730	$(407)

Impact of acquisitions	(201)	—	(201)	22	24	(2)

Impact of divestitures	—	(2)	2	—	—	—

Impact of foreign currency fluctuations	401	—	401	63	—	63

Net impact of U.K. Newspaper Matters	—	—	—	15	42	(27)

NAM Group settlement charge	—	—	—	280	—	280

As adjusted	$6,266	$6,405	$(139)	$703	$796	$(93)

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2016 and 2015 are as follows:

	For the three months ended March 31,
	2016	2015	% Change
	(in millions)		Better/(Worse)

Adjusted Revenues:
News and Information Services	$1,266	$1,353	(6)%
Book Publishing	360	402	(10)%
Digital Real Estate Services	200	170	18%
Cable Network Programming	116	116	—%
Other	—	—	**

Total Adjusted Revenues	$1,942	$2,041	(5)%

Adjusted Segment EBITDA:
News and Information Services	$101	$113	(11)%
Book Publishing	36	56	(36)%
Digital Real Estate Services	53	43	23%
Cable Network Programming	36	27	33%
Other	(41)	(39)	(5)%

Total Adjusted Segment EBITDA	$185	$200	(8)%

** - Not meaningful

	For the nine months ended March 31,
	2016	2015	% Change
	(in millions)

Adjusted Revenues:
News and Information Services	$4,140	$4,327	(4)%
Book Publishing	1,213	1,277	(5)%
Digital Real Estate Services	521	434	20%
Cable Network Programming	392	367	7%
Other	—	—	**

Total Adjusted Revenues	$6,266	$6,405	(2)%

Adjusted Segment EBITDA:
News and Information Services	$359	$434	(17)%
Book Publishing	134	193	(31)%
Digital Real Estate Services	217	175	24%
Cable Network Programming	113	113	—%
Other	(120)	(119)	(1)%

Total Adjusted Segment EBITDA	$703	$796	(12)%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended March 31, 2016 and 2015.

	For the three months ended March 31, 2016
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	NAM Group Settlement Charge	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,231	$(12)	$47	$—	$—	$1,266
Book Publishing	358	(4)	6	—	—	360
Digital Real Estate Services	194	(4)	10	—	—	200
Cable Network Programming	107	—	9	—	—	116
Other	1	(1)	—	—	—	—

Total Revenues	$1,891	$(21)	$72	$—	$—	$1,942

Segment EBITDA:
News and Information Services	$(187)	$6	$2	$—	$280	$101
Book Publishing	36	—	—	—	—	36
Digital Real Estate Services	39	9	5	—	—	53
Cable Network Programming	34	—	2	—	—	36
Other	(44)	—	—	3	—	(41)

Total Segment EBITDA	$(122)	$15	$9	$3	$280	$185

	For the three months ended March 31, 2015
	As Reported	Impact of Acquisitions	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,353	$—	$—	$1,353
Book Publishing	402	—	—	402
Digital Real Estate Services	170	—	—	170
Cable Network Programming	116	—	—	116
Other	—	—	—	—

Total Revenues	$2,041	$—	$—	$2,041

Segment EBITDA:
News and Information Services	$113	$—	$—	$113
Book Publishing	56	—	—	56
Digital Real Estate Services	42	1	—	43
Cable Network Programming	27	—	—	27
Other	(54)	—	15	(39)

Total Segment EBITDA	$184	$1	$15	$200

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the nine months ended March 31, 2016 and 2015.

	For the nine months ended March 31, 2016
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	NAM Group Settlement Charge	As Adjusted
	(in millions)

Revenues:
News and Information Services	$3,921	$(33)	$252	$—	$—	$4,140
Book Publishing	1,213	(33)	33	—	—	1,213
Digital Real Estate Services	593	(133)	61	—	—	521
Cable Network Programming	337	—	55	—	—	392
Other	2	(2)	—	—	—	—

Total Revenues	$6,066	$(201)	$401	$—	$—	$6,266

Segment EBITDA:
News and Information Services	$54	$11	$14	$—	$280	$359
Book Publishing	135	(3)	2	—	—	134
Digital Real Estate Services	169	13	35	—	—	217
Cable Network Programming	101	—	12	—	—	113
Other	(136)	1	—	15	—	(120)

Total Segment EBITDA	$323	$22	$63	$15	$280	$703

	For the nine months ended March 31, 2015
	As Reported	Impact of Acquisitions	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$4,327	$—	$—	$—	$4,327
Book Publishing	1,277	—	—	—	1,277
Digital Real Estate Services	436	—	(2)	—	434
Cable Network Programming	367	—	—	—	367
Other	—	—	—	—	—

Total Revenues	$6,407	$—	$(2)	$—	$6,405

Segment EBITDA:
News and Information Services	$434	$—	$—	$—	$434
Book Publishing	188	5	—	—	193
Digital Real Estate Services	156	19	—	—	175
Cable Network Programming	113	—	—	—	113
Other	(161)	—	—	42	(119)

Total Segment EBITDA	$730	$24	$—	$42	$796

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses, selling, general and administrative expenses and the NAM Group settlement charge. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest, net, other, net, and income tax benefit (expense). Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net (loss) income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The following table reconciles Total Segment EBITDA to (loss) income from continuing operations.

	For the three months ended March 31,
	2016	2015	Change	% Change
	(in millions)			Better/(Worse)
Revenues	$1,891	$2,041	$(150)	(7)%
Operating expenses	(1,084)	(1,204)	120	10%
Selling, general and administrative	(649)	(653)	4	1%
NAM Group settlement charge	(280)	—	(280)	**

Total Segment EBITDA	(122)	184	(306)	**
Depreciation and amortization	(126)	(124)	(2)	(2)%
Restructuring charges	(24)	(10)	(14)	**
Equity earnings of affiliates	2	7	(5)	(71)%
Interest, net	11	12	(1)	(8)%
Other, net	33	12	21	**

(Loss) income from continuing operations before income tax benefit (expense)	(226)	81	(307)	**
Income tax benefit (expense)	98	(25)	123	**

(Loss) income from continuing operations	$(128)	$56	$(184)	**

** - Not meaningful

	For the nine months ended March 31,
	2016	2015	Change	% Change
	(in millions)			Better/(Worse)

Revenues	$6,066	$6,407	$(341)	(5)%
Operating expenses	(3,476)	(3,737)	261	7%
Selling, general and administrative	(1,987)	(1,940)	(47)	(2)%
NAM Group settlement charge	(280)	—	(280)	**

Total Segment EBITDA	323	730	(407)	(56)%
Depreciation and amortization	(370)	(375)	5	1%
Restructuring charges	(63)	(31)	(32)	**
Equity earnings of affiliates	25	48	(23)	(48)%
Interest, net	34	42	(8)	(19)%
Other, net	32	70	(38)	(54)%

(Loss) income from continuing operations before income tax benefit (expense)	(19)	484	(503)	**
Income tax benefit (expense)	140	(137)	277	**

Income from continuing operations	$121	$347	$(226)	(65)%

** - Not meaningful

NOTE 3 – ADJUSTED NET INCOME FROM CONTINUING OPERATIONS AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income from continuing operations available to News Corporation stockholders and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to U.K. Newspaper Matters, Impairment and restructuring charges, Other, net and the NAM Group settlement charge, net of tax (“adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income available to News Corporation stockholders and net income per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income from continuing operations available to News Corporation stockholders and reported diluted EPS to adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS for the three and nine months ended March 31, 2016 and 2015.

	For the three months ended March 31, 2016			For the three months ended March 31, 2015
	Net (loss) income available to stockholders	EPS		Net income available to stockholders	EPS
	(in millions, except per share data)

(Loss) income from continuing operations	$(128)	$		$56	$

Less: Net income attributable to noncontrolling interests	(19)			(11)

(Loss) income from continuing operations available to News Corporation stockholders	$(147)		$(0.26)	$45		$0.08

U.K. Newspaper Matters	3		0.01	15		0.02

Restructuring charges	24		0.04	10		0.02

Other, net(a)	(33)		(0.06)	(12)		(0.02)

NAM Group settlement charge	280		0.48	—		—

Tax impact on items above(b)	(113)		(0.19)	(8)		(0.01)

Impact of noncontrolling interest on items included in Other, net above	11		0.02	—		—

As adjusted	$25		$0.04	$50		$0.09

(a)	Other, net for the three months ended March 31, 2016 primarily includes a non-taxable gain of $29 million resulting from the revaluation of REA Group’s previously held equity interest in iProperty.
(b)	Tax impact on items above for the three months ended March 31, 2016 includes a tax benefit of $107 million related to the NAM Group settlement charge.

	For the nine months ended March 31, 2016			For the nine months ended March 31, 2015
	Net income available to stockholders	EPS		Net income available to stockholders	EPS
	(in millions, except per share data)

Income from continuing operations	$121	$		$347	$

Less: Net income attributable to noncontrolling interests	(52)			(54)

Less: Redeemable preferred stock dividends	(1)			(1)

Income from continuing operations available to News Corporation stockholders	$68		$0.12	$292		$0.51

U.K. Newspaper Matters	15		0.03	42		0.07

Restructuring charges	63		0.11	31		0.05

Other, net (a)	(32)		(0.06)	(70)		(0.12)

NAM Group settlement charge	280		0.48	—

Tax impact on items above(b)	(128)		(0.23)	(10)		(0.02)

Tax benefit(c)	(106)		(0.18)	—		—

Impact of noncontrolling interest on items included in Other, net above	11		0.02	11		0.02

As adjusted	$171		$0.29	$296		$0.51

(a)	Other, net for the nine months ended March 31, 2016 primarily includes a non-taxable gain of $29 million resulting from the revaluation of REA Group’s previously held equity interest in iProperty. Other, net for the nine months ended March 31, 2015 primarily includes a gain on the sale of marketable securities and dividends received from cost method investments.
(b)	Tax impact on items above for the nine months ended March 31, 2016 includes a tax benefit of $107 million related to the NAM Group settlement charge.
(c)	The Company recognized a tax benefit of approximately $106 million from the release of valuation allowances resulting from the planned disposal of the digital education business in the nine months ended March 31, 2016.